FTE Networks Provides Shareholder Update

NAPLES, FL -- (Marketwired - September 10, 2014) - FTE Networks, Inc. (PINKSHEETS: FTNW), a premier provider of solutions services in the telecommunications and technology vertical, today announced that it has entered into an Offer of Settlement (settlement agreement) with the SEC in response to an SEC Order Instituting Administrative Proceedings (File No. 3-16024) dated August 20, 2014 and SEC Release No. 72871 regarding the trading suspension of FTNW. Under the settlement agreement, the SEC shall deregister our shares, effectively meaning our shares will stop trading on all markets, until they are reregistered as previously announced.

“The action taken today by the Company will allow us to continue to pursue our business goals while we aggressively work down the path of getting our common stock reregistered”, commented Michael Palleschi, CEO of FTE Networks, Inc. “We believe this course of action is in the best interest of our stakeholders, and will allow us to continue, as previously communicated, our business as usual approach”.

“Committing significant resources to the financial statement audits and the ultimate completion of the Form 10 to get our shares reregistered is our top priority”, commented David Lethem, CFO of FTE Networks, Inc. “These steps and others are being undertaken now to allow for the continued progress of the Company, which we believe are in the best interests of our shareholders”.

About FTE Networks, Inc.

FTE Networks is a vertically integrated company with an international footprint.  Since its inception, FTE Networks has steadily advanced its management, operational and technical capabilities to become a leading provider of services to the telecommunications and wireless sector with a focus on turnkey solutions.  FTE Networks provides a comprehensive array of services centered on quality, efficiency and customer service.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW's current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.